Exhibit 8.1

[Letterhead of Smith, Gambrell & Russell, LLP]

January 10, 2007

Board of Directors

AirTran Holdings, Inc.

9955 AirTran Boulevard

Orlando, Florida 32827

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to AirTran Holdings, Inc. (“AirTran”), a Nevada corporation, in connection with AirTran’s proposed acquisition of all the Shares of Midwest Air Group, Inc. (“Midwest”), a Wisconsin corporation, in a series of transactions described in a Registration Statement on Form S-4 to be filed on the date hereof with the United States Securities and Exchange Commission (the “Registration Statement”). Unless otherwise indicated, capitalized terms not defined herein have the meanings set forth in the Registration Statement. We are rendering the opinions set forth below at your request.

Pursuant to the Registration Statement: (a) Galena Acquisition, Corp. (“Galena”), a wholly owned subsidiary of AirTran, is offering to exchange cash and shares of AirTran common stock for each Midwest Share validly tendered and not properly withdrawn in the Offer; and (b) promptly after completion of the Offer, AirTran will seek to have Midwest consummate a merger of Midwest with and into Galena or another wholly owned subsidiary of AirTran (the “Second-Step Merger”) and, pursuant to the Second Step Merger, AirTran will issue cash and shares of AirTran common stock in exchange for each Midwest Share (other than those held by AirTran or its subsidiaries).

In connection with rendering this opinion, we have reviewed (without any independent verification of the matters set forth therein) the Registration Statement and such other documents as we have deemed necessary or appropriate. We have relied upon the truth and accuracy at all relevant times of the facts and statements contained in the Registration Statement and representations as to factual matters contained in a certificate or representation letter received from AirTran, and have assumed that both the Offer and the Second-Step Merger will be consummated in accordance with all the terms set forth therein and without any waiver of any material provision thereof. We have further assumed the accuracy of any representation or statement made “to the knowledge of” or similarly qualified, as if made without such qualification.

Based upon the foregoing, and subject to the assumptions, exceptions, limitations and qualifications set forth herein and set forth in the discussion in the Registration Statement under the caption “The Offer – Material U.S. Federal Income Tax Consequences,” it is our opinion that:

(a) the Offer and the Second Step Merger will be treated as a single integrated transaction that qualifies as a reorganization under section 368(a) of the Internal Revenue Code (the “Code”); and

(b) the discussion in the Registration Statement, under the caption “The Offer – Material U.S. Federal Income Tax Consequences,” to the extent it constitutes descriptions of legal matters or legal conclusions, is accurate in all material respects.

Board of Directors

AirTran Holdings, Inc.

January 10, 1007

This opinion represents our best judgment regarding the application of federal income tax laws under the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. This opinion is being delivered prior to the consummation of the proposed transaction and therefore is prospective and dependent on future events. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein. We undertake no responsibility to advise you of any new developments in the facts or in the application or interpretation of the federal income tax laws. Furthermore, in the event any one of the facts or statements or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

This opinion addresses only the matters described above, and does not address any other federal, state, local or foreign tax consequences that may result from the Offer and the Second-Step Merger, or any other transaction (including any transaction undertaken in connection with the foregoing).

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “The Offer – Material U.S. Federal Income Tax Consequences” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 as amended, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended.

Sincerely,

/s/ Smith, Gambrell & Russell, LLP